For Immediate Release
Contact:
Bruce Riggins
Chief Financial Officer
(703) 387-3344

Interstate Hotels & Resorts Implements Cost-savings Program,
Expected to Reduce Corporate Overhead by $13 Million

ARLINGTON, Va., January 22, 2009—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent management company, today announced that it has completed implementation of a cost-savings program that is expected to reduce 2009 corporate overhead by $13 million. The plan was developed to help offset expected declining revenues in the current difficult economic climate.

“We are in the midst of one of the most challenging periods the hotel industry has ever experienced,” said Thomas F. Hewitt, chief executive officer. “We had anticipated the industry downturn last spring and made appropriate adjustments to our business strategies during the course of 2008. With a negative industry RevPAR outlook for 2009 and persistent forecasts of a weak national economy, we believe it is prudent to take these additional steps.”

Following a three-year hotel industry bull market that produced consistently rising RevPAR and profits, the hotel industry experienced a RevPAR decline in the third quarter of 2008, a trend that may continue until the second quarter of 2010, according to the consulting firm, PKF Hospitality Research. “The hotel industry has always closely paralleled the broader economy, and we have been seeing the kind of occupancy declines at most of our properties that accompany a recession,” Hewitt said. “We expect negative travel trends to continue for the foreseeable future, a situation that prompted us to take these additional actions.”

The company has undertaken the following measures:

•	Eliminating 45 corporate positions,

•	Pay reductions of up to 10 percent for senior management,

•	Placing a freeze on merit increases for all corporate employees,

•	Suspending the company match for 401(K) and non-qualified deferred compensation plans for 2009,

•	Restructuring the corporate bonus plan,

•	A 25 percent reduction in the annual fee for the company’s board of directors, and

•	Reducing all other corporate expenses, including advertising, travel, training, employee relations, etc.

The company expects all of these efforts combined will result in savings of at least $13 million in corporate overhead costs as compared to 2008.

“These steps reflect our commitment to reducing costs fairly and across all levels of the company,” Hewitt added. “We remain committed to delivering the highest quality service at our properties, but we also are focused on the bottom line of our hotels. As a result, our properties have undertaken many of the same initiatives. Each hotel has a profit maximization plan and multiple contingency plans in place to respond quickly to economic and market conditions. We believe that these additional measures place us in a much stronger position to successfully ride out this downturn and emerge in a stronger competitive position when the economy recovers.”

About Interstate Hotels & Resorts

Interstate Hotels & Resorts has ownership interests in 57 hotels and resorts, including seven wholly owned assets.  Together with these properties, the company and its affiliates manage a total of 226 hospitality properties with approximately 46,500 rooms in 37 states, the District of Columbia, Russia, Mexico, Belgium, Canada and Ireland.  Interstate Hotels & Resorts also has contracts to manage 16 to be built hospitality properties with approximately 4,000 rooms.  For more information about Interstate Hotels & Resorts, visit the company’s Web site:  www.ihrco.com.

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the global and national economies, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2007.